Exhibit 10.11
LVT UNIT AGREEMENT
between
CONOCOPHILLIPS COMPANY
and
CALUMET PENRECO, LLC
January 1, 2008
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

LVT UNIT AGREEMENT
     This Agreement is made to be effective as of January 1, 2008 (the “Effective Date”), between CONOCOPHILLIPS COMPANY, a Delaware corporation with offices at 600 North Dairy Ashford Road, Houston, Texas (“ConocoPhillips”) and Calumet Penreco, LLC, a Delaware limited liability company with offices at 2780 Waterfront Parkway East Drive, Suite 200, Indianapolis, Indiana (“Calumet”).
PURPOSE:
     The purpose of this Agreement is to set out the terms and conditions under which ConocoPhillips will operate and maintain the LVT Facility for Calumet.
     NOW, THEREFORE, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     Section 1.1 “Agreement” means this LVT Unit Agreement between Calumet and ConocoPhillips and all Exhibits attached hereto.
     Section 1.2 “Barrel” means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60° Fahrenheit.
     Section 1.3 “Calumet” has the meaning ascribed to that term in the first paragraph of this Agreement.
     Section 1.4 “ConocoPhillips” has the meaning ascribed to that term in the first paragraph of this Agreement.
     Section 1.5 “Effective Date” has the meaning ascribed to that term in the first paragraph of this Agreement.
     Section 1.6 “Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.
     Section 1.7 “Gallon” means a U.S. standard gallon of 231 cubic inches per gallon corrected for temperature to 60° Fahrenheit in accordance with the latest edition of ASTM-D-1250 Petroleum Measurement Table 6B.
     Section 1.8 “Lake Charles Refinery” means the petroleum refinery owned and operated by ConocoPhillips at Lake Charles, Louisiana.
     Section 1.9 “Loading Facilities” means both Rail Loading Rack and Truck Loading Rack.
     Section 1.10 “LVT Facility” means the LVT Unit and associated tanks (tank # **, **, **, **, **) and loading Facilities described on the attached Exhibit A together with any additions and improvements.

     Section 1.10.1 “LVT Feedstock Agreement” means the Feedstock Purchase Agreement (LVT Feedstock), dated of even date herewith, between ConocoPhillips and Calumet.
     Section 1.11 “LVT Unit” means the inside battery limits of the low sulfur kerosene hydrogeneration and fractionation processing unit inside the Lake Charles Refinery.
     Section 1.12 “Month” means a calendar month.
     Section 1.13 “Parties” means both ConocoPhillips and Calumet.
     Section 1.14 “Party” means either ConocoPhillips or Calumet.
     Section 1.15 “Rail Loading Rack” means the piping, meters and other equipment of the Lake Charles Refinery necessary to transfer finished Solvents from tankage into rail cars, together with any additions and improvements.
     Section 1.16 “Solvent” means those products manufactured by the LVT Facility which comprise petroleum derived, non-fuels products in the 250° Fahrenheit to 750° Fahrenheit boiling range and with a viscosity less than 60 SUS at 100° Fahrenheit including some molex used in blending; the term “Solvent” excludes benzene, toluene, xylene and high aromatics compressor wash oil.
     Section 1.17 “Specifications” means the specifications for Solvents as provided to ConocoPhillips by Calumet in Exhibit B.
     Section 1.18 “Term” has the meaning set forth in Section 2.1.
     Section 1.18 “Truck Loading Rack” means ConocoPhillips Transportation facilities piping, meters and other equipment necessary to transfer finished Solvents from tankage into trucks, together with any additions and improvements.
     Section 1.19 “Unit 25” means the LVT Facility, as identified in the accounting records of the Lake Charles Refinery.
ARTICLE II
TERM/USE
     Section 2.1 The term of this Agreement (the “Term”) shall begin on the Effective Date and shall terminate concurrently with the termination of the LVT Feedstock Agreement.
     Section 2.2 ConocoPhillips hereby dedicates the exclusive use of the LVT Facility to Calumet for the Term.
     Section 2.3 ConocoPhillips hereby gives Calumet joint use with ConocoPhillips of the Loading Facilities for the Term.
ARTICLE III
SERVICES
     Section 3.1 ConocoPhillips hereby agrees to operate and maintain the LVT Facility for the production, handling, analyzing, and storage of Solvents at the LVT Facility as provided in this Agreement. ConocoPhillips hereby agrees to load the Solvents through the Loading Facilities as provided in this Agreement.
     Section 3.2 ConocoPhillips’ status shall be that of an independent contractor, and the relationship of ConocoPhillips and Calumet shall not be construed as that of principal and agent or that of master and servant.
     Section 3.3 ConocoPhillips shall exercise its best judgment to operate and maintain the LVT Facility in a safe and prudent manner in accordance with applicable governmental laws and regulations and accepted petroleum industry standards and practices and in a manner consistent with the generally applicable policies and procedures of ConocoPhillips and the policies and procedures of the Lake Charles Refinery relating to operations, health, safety and security at the Lake Charles Refinery.
     Section 3.4 ConocoPhillips shall perform the following services for Calumet:

          3.4.1 Operate the LVT Facility as directed by Calumet.
          3.4.2 Load Solvents for shipment.
          3.4.3 Blend in railcars according to recipes, as provided by Calumet.
          3.4.4 Coordinate all actions concerning shipments with Calumet’s customer service representative, and prepare bills of lading prior to shipment of Solvents.
          3.4.5 Analyze and perform quality control tests specified in Exhibit C hereto attached on Calumet’s Solvents manufactured at the LVT Facility as per the test procedures specified therein. Certificates of analysis will be provided for finished product tanks and blended product railcars or trucks.
          3.4.6 Routine maintenance and upkeep to the LVT Facility.
          3.4.7 Act as general contractor for LVT Facility projects.
          3.4.8 Recommend necessary maintenance turnarounds and perform as approved by Calumet.
          3.4.9 Perform Calumet required turnarounds including catalyst replacement. Both Parties will work together to insure optimal timing of turnarounds and all operation and maintenance efforts.
          3.4.10 Make available operating data similar to that necessary for the remainder of the refinery.
          3.4.11 Undertake new Solvent test runs at the LVT Unit at Calumet’s request.
          3.4.12 Retain Solvents samples of one quart each at the LVT Facility for a thirty (30) day period. If Calumet desires to retain the samples, they will notify the refinery within that thirty (30) day period as to where to send the specific retained samples.
          3.4.13 Receive feedstocks.
          3.4.14 Perform any other service historically performed at the LVT Facility or Loading Facility as requested by Calumet.
     Section 3.5 ConocoPhillips shall provide Calumet by the sixth working day of each Month a summary of all volumes of each of the Solvents produced in prior month together with a feedstock inventory and Solvents inventory.
     Section 3.6 ConocoPhillips shall promptly notify Calumet of all Solvents shipments by telefaxing a copy of the shipment bill of lading to Calumet within two working days.
     Section 3.7 ConocoPhillips shall test the raw materials shown in Exhibit C hereto attached.
     Section 3.8 ConocoPhillips shall operate and maintain the LVT Facility on behalf of Calumet under the direction and control of Calumet. ConocoPhillips and Calumet shall each designate a representative to coordinate all activities related to the manufacture and distribution of Solvents and shall furnish each other the representative’s names. Calumet’s representative shall inform the ConocoPhillips representative of Calumet’s production requirements and operational changes and coordinate scheduling requirements with the Loading Facilities.
     Section 3.9 Calumet has the right to retain, tank, and load into truck and railcars overhead material as product and (subject to the terms of the LVT Feedstock Agreement) to supplement or replace LVT Unit feed as desired, provided that Calumet shall bear all costs associated with construction of tankage, piping and loading or unloading facilities necessary for such activities.
     Section 3.10 Calumet may require operational changes within the existing product Specification ranges. Calumet shall furnish ConocoPhillips with the Specifications for the Solvents. Specifications shown in Exhibit B may be altered only by Calumet. In case Calumet elects to change the Specifications shown in Exhibit B, it is understood that:

          (i) Calumet will be responsible for all material meeting the previous Specifications and any costs associated with product downgrade will be at Calumet expense.
          (ii) Additional cost may be required to meet the new Specifications and both Parties will meet to agree in good faith on such costs.
     Section 3.11 ConocoPhillips agrees to ship only Solvents with Specifications shown in attached Exhibit B. Prior approval from Calumet must be obtained for any other shipments. The cost associated with the product downgrade of any Solvents which do not meet the Specifications is the responsibility of Calumet.
     Section 3.12 In emergency situations, ConocoPhillips may act without Calumet’s direction to the extent reasonably necessary to protect human life and the integrity of the LVT Facility and Loading Facilities.
ARTICLE IV
COST OF SERVICES
     Section 4.1 All costs incurred by ConocoPhillips in accordance with this Agreement shall be reimbursed to ConocoPhillips by Calumet. ConocoPhillips is not to make a profit or incur a loss in carrying out its duties under this Agreement. In October of each calendar year, beginning in October 2008, the costs referenced in Exhibits C through G will be reviewed and such Exhibits will be revised to reflect actual costs; the revised costs shall be effective beginning January 1 of the following calendar year, provided that to the extent specifically allowed in Exhibits C through G, costs will be adjusted retroactively and paid or credited as appropriate.
     Section 4.2 All maintenance and repairs will be billed at actual cost including benefits and taxes. Charges to the LVT Unit are directed to Unit 25. Charges for LVT tankage and pumping will be segregated as a subset of the tank farm and directed to the LVT. Calumet will be invoiced by the tenth (10th) work day of the month for the work performed during the previous month. Payment will be due within five (5) working days from the date the invoice is received.
     Section 4.3 The operating manpower costs include the appropriate payroll, benefits, overtime, training, and payroll tax charges for the LVT Unit and tank farm personnel including operators, supervisors and engineers. These costs are based on the appropriate proportion of pieces of equipment or board controllers which each position is responsible for, as detailed in the examples set forth in Exhibit D. These costs will be forecast at the beginning of each year so that a single charge for the year may be calculated with one twelfth of the cost due each month. Calumet will be invoiced by the tenth (10th) work day of each month for one twelfth (1/12th) of the annual estimate. Calumet will reimburse ConocoPhillips within five (5) working days from the date the invoice is received. At the end of each calendar year the actual labor rates, benefits, and overtime will be known and any difference versus the forecast calculated with appropriate payment made by Calumet to the Operator or by the Operator to Calumet for the actual costs incurred.
     Section 4.4 The catalyst cost will be a direct cost to Calumet.
     Section 4.5 Laboratory costs include the laboratory operator costs to conduct a specific slate of tests for the LVT Facility feed and products at the production levels as defined in attached Exhibit C. The laboratory operator costs are calculated and billed in the same manner as the manpower costs in Section 4.3.
     Section 4.6 Loading Facilities charges include costs for loading rail cars, supervising common carrier truck loading and maintaining and repairing both the rail rack and truck rack as shown in the examples set forth in Exhibit F. The Loading Facility costs are calculated and billed in the same manner as the manpower costs in Section 4.3.
     Section 4.7 The hydrogen and associated volume gain adjustment and fuel gas utility requirements and costs are addressed in Exhibit E. These costs will be actual costs with measured consumption, and prices based on the actual third party cost. Each month’s actual costs will be invoiced by the tenth (10th) day and paid by Calumet on the fifth (5th) working day after receipt of invoice.
     Section 4.8 There will be no charge for small usage utilities such as instrument air, utility stream, hot oil belt, sour water, utility water, fire water and current level of cooling water usage.

     Section 4.9 Costs for electricity will be calculated using the original LVT Facility design usage rate for electricity times the actual electricity cost per kwh based on the total refinery electricity cost including facility charges and taxes, excluding the EEDS discount as shown in Exhibit E.
     Section 4.10 Costs for nitrogen usage are allocated on a ratio of the number of downtimes for the LVT Unit to the rest of the nitrogen users in the refinery as detailed in Exhibit E.
     Section 4.11 The invoice from ConocoPhillips to Calumet for electricity and nitrogen will be calculated and billed in the same manner as the manpower costs in Section 4.3.
     Section 4.12 Any other costs which are attributable to the LVT Facility or Calumet’s use of Loading Facilities will be passed on to Calumet for payment.
ARTICLE V
EXPENDITURE AUTHORITY
     ConocoPhillips has expenditure authority of $50,000 per repair or maintenance instance, above which they must receive verbal approval from Calumet manager or designee to be followed by written approval. Calumet has three (3) days to provide a response. If Calumet has not responded during the referenced time, the request will be deemed to have been approved. ConocoPhillips has capital expenditure authority of $50,000 for investment work orders (IWOs) from Calumet’s approved annual capital budget.
ARTICLE VI
AUDIT PROVISIONS
     Calumet shall have the right to audit, at Calumet’s expense, expenditures paid and charges made for Calumet’s account for the services performed hereunder. An audit may occur no more often than once in each calendar year and no later than six months after the termination of this Agreement. Such audits will take place during normal business hours on mutually agreed dates at the ConocoPhillips locations where the appropriate transactional records are located. Calumet will give ConocoPhillips a minimum of thirty (30) days’ written notice of its intent to audit, the audit to cover a period no longer than the previous one unaudited year.
ARTICLE VII
INSURANCE
     The fee specified herein does not include any insurance on the LVT Facility, Loading Facilities, or the Solvents and raw materials covered by this Agreement while they are in the possession of ConocoPhillips. It is understood and agreed that insurance, if any be desired by Calumet, shall be carried by Calumet at its own expense. Calumet shall secure a waiver by any such insurance carrier of its right of subrogation against ConocoPhillips, except that such waiver shall not apply to ConocoPhillips’ gross negligence or willful misconduct.
ARTICLE VIII
CLAIMS
     ConocoPhillips shall have no liability to Calumet for any loss of or defect in quality of the Solvents or raw materials or feedstocks except as such defect in quality was caused by ConocoPhillips’ gross negligence or willful misconduct.
ARTICLE IX
EXCLUSION OF WARRANTIES
     ConocoPhillips makes no warranty of any kind with respect to the Solvents including WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTY OF QUALITY, WHETHER EXPRESSED OR IMPLIED. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

ARTICLE X
FORCE MAJEURE
     Section 10.1 Neither Party shall be liable to the other for failure or delay in performance hereunder to the extent that the failure or delay is due to force majeure, which is herein defined to include, but is not limited to, war (whether declared or undeclared), fire, flood, lightning, earthquake, storm, or any act of God; strikes, lockouts, or other labor difficulties; civil disturbances, riot, sabotage, accident; any official order, directive, or industry-wide request; or suggestion by any governmental authority or instrumentality thereof which in the reasonable judgment of the Party affected makes it necessary to cease or reduce performance; any disruption or breakdown of labor; any inability to secure materials by reason of or any other contingency beyond the control of the affected Party which interferes with the performance hereunder.
     Section 10.2 Performance under this Agreement shall be suspended (except for the payment of money due or to become due for past performance hereunder) during the period of such force majeure to the extent made necessary by the force majeure; provided the settlement of strikes, lockouts, industrial disputes, or disturbances shall be entirely within the discretion of the Party so settling to accede to the demands of any opposing party when such course is inadvisable in the discretion of the Party having the difficulty.
     Section 10.3 No curtailment, suspension, or acceptance of performance pursuant to this Article shall operate to extend the period of or to terminate this Agreement. Performance under this Agreement shall resume to the extent made possible by the end or amelioration of the force majeure event.
     Section 10.4 As soon as practicable after the occurrence of any event of the force majeure, the Party claiming force majeure shall notify the other Party in writing of such event and, to the extent possible, inform the other Party of the expected duration of the force majeure event and the performance to be affected by the suspension or curtailment under this Agreement.
     Section 10.5 The Party claiming force majeure shall notify the other Party in writing of the end of the force majeure event and shall provide the other Party with a schedule for the resumption of performance under this Agreement.
     Section 10.6 In the event of disruption or breakdown of labor, the Party affected will use reasonable efforts to allocate the available work force so as to continue performance hereunder.
ARTICLE XI
TAXES
     Section 11.1 Any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which is the performance hereunder, regardless of the character or measure of the levy or assessment, shall be borne by Calumet.
     Section 11.2 Notwithstanding any other provision of this Agreement, any tax or governmental charge (except income taxes) or increase in the same which becomes effective after the Effective Date, and which has the effect of increasing the cost to ConocoPhillips of producing Solvents will be added to the direct expense and be borne by Calumet.
ARTICLE XII
ASSIGNMENT
     Section 12.1 Neither Party may assign this Agreement without the prior written consent of the other Party, provided that either Party may assign this Agreement to an affiliate of such assigning Party or to any person that acquires all or substantially all of such Party’s business. Neither Party shall unreasonably withhold its consent to an assignment of this Agreement.
     Section 12.2 No assignment of this Agreement shall relieve the assigning Party of its obligations under this Agreement.
ARTICLE XIII
NOTICE
     Section 13.1 Any notice, request, instruction, correspondence, or other document to be given hereunder by either Party to the other (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telegram or facsimile as follows:

If to ConocoPhillips, addressed to:
ConocoPhillips Company
P.O. Box 2197, Houston, Texas 77252
600 North Dairy Ashford Road, Houston, Texas 77079

Attention:	Manager, Financial Planning and Analysis
Lubricants and Specialty Products Business Unit
Facsimile:	(281) 293-3474
If to Calumet, addressed to:
Calumet Penreco, LLC
c/o Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214

Attention:	Vice President and CFO
Phone:	(317) 328-5660
Facsimile:	(317) 328-5676
     Section 13.2 Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram, facsimile, or telex shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Either Party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.
     Section 13.3 The foregoing is not intended to preclude normal informal communication with respect to operational matters.
ARTICLE XIV
GOVERNING LAW
     All provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the laws of another jurisdiction.
ARTICLE XV
TITLE
     Title and risk of loss to the Solvents and raw materials and Feedstocks handled hereunder shall always remain in Calumet while at the LVT Facility even though ConocoPhillips has custody.
ARTICLE XVI
ALLOCATION OF LIABILITIES, INDEMNITIES, DEFENSE OF ACTIONS
     Section 16.1 Allocation of Risks and Liabilities. The Parties hereto agree that, as between each other, liabilities for certain risks shall be allocated in the manner set forth below, regardless of who may be at fault, or otherwise responsible under any statute, contract, rule, or theory of law, except that neither Party shall be excused from liability for its own gross negligence or willful misconduct.
          16.1.1 ConocoPhillips’ Liabilities. The liabilities listed in subparagraphs (i), (ii) and (iii) below and arising out of and under this Agreement are hereby allocated to ConocoPhillips.
               (i) Personal injury to, emotional or psychological injury to, illness of or death of anyone, excluding Calumet’s employees.
               (ii) Loss of, damage to or loss of use of personal and real property, excluding the LVT Facility, Feedstocks, Solvents and the Loading Facilities (to the extent that Calumet is entitled to use of the Loading Facilities).
               (iii) All liabilities arising in connection with Environmental Laws, including but not limited to fines, penalties and remediation costs, personal injuries (excluding personal injury to, emotional or psychological injury to, illness of or death of Calumet’s employees) and property damage.

          16.1.2 Calumet’s Liabilities. The liabilities listed in subparagraph (i) below and arising out of and under this Agreement are hereby allocated to Calumet.
               (i) Loss of, damage to, or loss of use of, the LVT Facility, Feedstocks, Solvents and the Loading Facilities (to the extent that Calumet is entitled to use of the Loading Facilities).
               (ii) Personal injury to, emotional or psychological injury to, illness of or death of Calumet’s employees.
     Section 16.2 Indemnifications.
          16.2.1 ConocoPhillips’ Indemnity of Calumet. ConocoPhillips agrees to indemnify and hold harmless Calumet and any or all Calumet subsidiaries and affiliates, individually and jointly, and the directors, officers, employees, contractors, or agents of any of them from and against any claims, demands, suits, losses, or liabilities (and for all expense of suits, attorneys’ fees, and all costs), including but not limited to claims, demands, suits, losses, or liabilities incurred by ConocoPhillips, its underwriters, or insurers, or any parties claiming through or under ConocoPhillips, caused by or resulting from, growing out of, or incidental to the liabilities allocated to ConocoPhillips under Subsection 16.1.1 above.
          16.2.2 Calumet’s Indemnity of ConocoPhillips. Calumet agrees to indemnify and hold harmless ConocoPhillips and any or all ConocoPhillips subsidiaries and affiliates, individually and jointly, and the directors, officers, employees, contractors, or agents of any of them from and against any claims, demands, suits, losses, or liabilities (and for all expense of suits, attorneys’ fees, and all costs), including but not limited to claims, demands, suits, losses, or liabilities incurred by Calumet, its underwriters, or insurers, or any parties claiming through or under Calumet, caused by or resulting from, growing out of, or incidental to the liabilities allocated to Calumet under Subsection 16.1.2 above.
          16.2.3 The indemnifying Party shall also, at its sole cost and expense, investigate, handle, respond to, and provide defense for any claim, demand, or suit loss or liability for which it gives indemnity herein.
          16.2.4 Each Party shall notify the other Party immediately of any claim, demand, or suit loss or liability that may be presented to it by any employee of the other Party, affording such Party full opportunity to assume the defense of such claim, demand, or suit and to protect itself under the obligations of this Article.
     16.3 ConocoPhillips shall be liable for the cleanup of any spills or hazards occurring on ConocoPhillips property and the filing of notification of the spill and any reports pertaining thereto with government agencies.
     16.4 Calumet represents and warrants that the manufacture, use and sale of the Solvents will not infringe any patent rights of any third party, and Calumet shall exonerate, indemnify and hold ConocoPhillips harmless from and against any claims or suits based on patent infringement which may be brought against ConocoPhillips in connection with ConocoPhillips’ performance under this Agreement.
ARTICLE XVII
MODIFICATIONS TO FACILITIES
     Section 17.1 If improvements, alterations, or additions to the LVT Facilities are required to meet the needs of Calumet’s business during the Term of this Agreement, Calumet and ConocoPhillips shall negotiate in good faith in an attempt to agree to make such alterations, additions, and modifications in a safe, expeditious, and cost efficient manner. The expense of such alterations, additions, and modifications shall be borne by Calumet, using cash provided by Calumet.
     Section 17.2 If as a result of governmental rules, regulations, or orders it becomes necessary to make improvements, alterations, or additions to the LVT Facilities or Loading Facilities during the Term of this Agreement in order for the LVT Facilities to produce Calumet’s Solvents, ConocoPhillips shall cooperate with Calumet to make such alterations, additions, and modifications. To the extent such alterations, additions, or modifications are to the sole benefit of Calumet, the expense of such alterations, additions, or modifications shall be borne by Calumet. If the required alterations, additions, or modifications are of benefit to both Parties, then the expenses shall be borne proportionately by the Parties to the use.

     Section 17.3 If improvements, alterations or additions to Loading Facilities are required to meet the needs of Calumet business during the term of the Agreement, Calumet and ConocoPhillips shall negotiate in good faith in an attempt to agree to make such alterations, additions and modifications in a safe, expeditious and cost efficient manner. The expense of such alterations, additions or modifications shall be borne proportionately by Calumet and ConocoPhillips based on beneficial use. Calumet will provide cash for its portion of the costs.
     Section 17.4 If the cost to ConocoPhillips of providing the LVT Facilities for the production of Calumet’s Solvents should increase or decrease as a result of Section 17.1, 17.2, or 17.3, ConocoPhillips has the right to increase the fee referred to in Article IV by the amount of the increase and the obligation to decrease the fee by the amount of the actual decrease. The increase in fee will be limited to actual costs incurred by ConocoPhillips.
     Section 17.5 ConocoPhillips will own all modifications made pursuant to this Article 17 unless Calumet notifies ConocoPhillips that Calumet will retain title. Any ConocoPhillips benefit from tax depreciation will be credited back to Calumet as they occur.
ARTICLE XVIII
ARBITRATION
     Section 18.1 Negotiation. If any dispute relating to this Agreement arises between the Parties, the Parties will first enter into good faith negotiations to resolve the dispute in a commercially reasonable manner. The negotiations will be held by representatives of each Party who have the authority to settle any claims arising out of the dispute.
     Section 18.2 Arbitration. If a dispute cannot be resolved through good faith negotiations, the dispute will be submitted for resolution by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators will apply the laws of the State of Texas to resolve the dispute. The arbitration will take place in Houston, Texas, no later than one hundred twenty (120) days after a request for arbitration is filed by a Party with the American Arbitration Association. Judgement upon an arbitration award shall be final and may be entered in any court having jurisdiction over the Party against which enforcement thereof is sought. This arbitration provision will survive the termination of this Agreement and the dissolution of the Parties.
     Section 18.3 Alternative Arbitration. As an alternative to the arbitration procedure set forth in paragraph 18.2 above, the Parties may (but will not be required to) agree to an expedited dispute resolution process which will be completed no later than thirty (30) days after the date the Parties agree in writing to pursue this expedited process. Under the expedited process, the dispute will be submitted to a panel consisting of one executive level manager from each Party who has the authority to settle any claims arising out of the dispute. These managers will attempt to resolve the dispute within seven (7) business days after the date the Parties agree to pursue the expedited process. If the managers are unable to resolve the dispute with this time period, such dispute will be submitted to a single arbitrator from a pre-approved list of qualified, independent arbitrators. The arbitrator will conduct the remainder of the expedited process in Houston, Texas, and will apply the laws of the State of Texas and the Commercial Arbitration Rules of the American Arbitration Association to resolve the dispute. The decision of the arbitrator will be final and may be entered into any court having jurisdiction over the Party against which enforcement thereof is sought.
ARTICLE XIX
MISCELLANEOUS PROVISIONS
     Section 19.1 The section headings contained in this Agreement are for the convenience of the Parties only and shall not be interpreted as part of this Agreement.
     Section 19.2 This Agreement shall not be modified except by written instrument executed by duly authorized representatives of the respective Parties.
     Section 19.3 Waiver by one Party of the other’s breach of any provision of this Agreement shall not be deemed a waiver of any subsequent or continuing breach of such provision or of the breach of any other provision or provisions hereof.
     Section 19.4 In the event of a conflict between the terms of this Agreement and any Exhibit attached hereto, the terms of the Agreement shall be controlling.

     Section 19.5 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 19.6 This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original.
     Section 19.7 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective Parties hereto.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the day and year first above written.
CONOCOPHILLIPS COMPANY
By: /s/ G.T. Goff
Title: Vice President
CALUMET PENRECO, LLC
By: /s/ R. Patrick Murray, II
Title: Vice President & CFO

EXHIBIT A
LVT PROCESS DESCRIPTION
DESCRIPTION
**

EXHIBIT B
SOLVENTS SPECIFICATIONS
TABLE 1

		Conosol C-	Conosol C-	Conosol C-		150-
Property	Test Method	145	170	200	170 Exempt	B
Flash Point, PM °F	ASTM D-93	—	170 min	200 min	170 min	—
Flash Point, TCC °F	ASTM D-56	148 min	—	—	—	—
Distillation IBP °F	ASTM D-86	370 min	385 min	440 min	385 min	348 min
EP °F		470 max	—	—	—	572 max
Aromatics, wt%	ConocoPhillips UV	0.5 max	0.5 max	0.5 max	—	—
Sulfur, ppm	ASTM D-4045	0.5 max	0.5 max	0.5 max	0.5 max	—
Saybolt Color	ASTM D-156	+ 30	+ 30	+ 30	+ 30	+ 30
Aromatics, vol%	ASTM D-1319	—	—	—	8 max	22 max
Based on Revision 8/14/95

EXHIBIT C
LABORATORY COSTS
LAB OPERATOR PAYROLL
The cost for laboratory testing is based on the amount of lab operator time required to run LVT unit samples and product testing. No special lab equipment is required. Total tester time is assumed to be ** operator, including benefits and overtime. Hourly pay, benefits, and overtime will be estimated at the start of each year. Actuals will be determined at the end of each year and costs will be adjusted retroactively.
The specific tests conducted by the laboratory and the frequency are documented in Table 2 and Table 3. This defines the basis for the 0.5 personnel necessary to conduct LVT unit testing. Should the testing requirements change substantially either in frequency or actual type of test the resulting cost change will be redetermined to reflect more accurately the true cost.
Examples of cost calculations are set forth in Table 4.

Table 2 documents the tests which are conducted on each finished tank of product or each blended product rail car or truck load in order to provide a certificate of analysis (COA) on the products.
TABLE 2
LAB COA TESTING SCHEDULE (LVT UNIT)

	ASTM			C-170 Rail	170 ES Rail
	Test Mtd.	C-200 Tank	C-145 Tank	Car	Car
Distillation	D 86	X	X	X	X
API Gravity	D 4052	X	X	X	X
Flash — PM	D 93	X		X	X
Aromatics	ConocoPhillips	X	X	X
Flash — TCC	D 56		X
Saybolt Color	D156	X	X	X	X
FIA	D 1319				X
Trace Sulfur <.2 ppmw	D 4045	X	X	X	X
Aniline Point	D 611	X
Pour Point	D 97	X
Freeze	D 2386	X	X
Viscosity @ 100	D 455	X
Based on 1996 sales the approximate number of finished product tanks tested was 34 each of C-145 and C-200. The approximate number of blended product rail cars/trucks was 76.

TABLE 3
LAB TESTING SCHEDULE (LVT UNIT OPERATIONS)

	ASTM			Feed
	Test Mtd.	C-200 Prod’n	C-145 Prod’n	Tank 61	D-110 Ovhd
Distillation	D 86	1/WK	2/D
API Gravity	D 4052	3/WK	3/WK
Flash — PM	D 93	2/D
Aromatics	ConocoPhillips	5/WK	5/WK
Flash — TCC	D 56		2/D
Saybolt Color	D156		1/WK
GC	D 1945				1/WK
FIA	D 1319			3/WK
Trace Sulfur <.2 ppmw	D 4045			5/WK

Schedule C/Table 4/Page 1 — Lab Operator Payroll Calculation Adjusted each Year

Contract Formula:		Input

Base Payroll =				Source
		**		Verify with Lab Supervisor
	X	**	hr	Payroll Clerks
	X	**	hr/yr

	=	**	yr

Benefits=		**	Base Payroll plus OT
	X	**	Benefit Rate	O&O Analyst

		**	yr

Overtime=		**	Base Payroll
	X	**	% Overtime	Payroll Clerks
	X	**

		**	yr

Payroll Taxes=		**	Total Pay
	X	**	% Payroll Taxes	O&O Analyst

		**	yr
Total Payroll Costs=		**

Weighted Average Rate

Number of Days

2002	**	**	**
2003	**	**	**

		**	**
**

2003	**	**	**
2004	**	**	**

		**	**
**

2004	**	**	**
2005	**	**	**

		**	**
**

2005	**	**	**
2006	**	**	**

		**	**
**

Schedule C/Table 4/Page 2

	2004	2005	2005	2005
	Actual	Forecast	Actual	Actual(VCIP)		Notes

Base Payroll =	**	**	**	**		**

X	**	**	**	**	hr	**
X	**	**	**	**	hr/yr
=	**	**	**	**	yr

Benefits=	**	**	**	**	Base Payroll plus OT
X	**	**	**	**	Benefit Rate	**
	**	**	**	**	yr

Overtime=	**	**	**	**	Base Payroll
X	**	**	**	**	% Overtime
X	**	**	**	**
	**	**	**	**	yr

Payroll Taxes=	**	**	**	**	Total Pay
X	**	**	**	**	% Payroll Taxes

	**	**	**	**	yr
VCIP				**	Total Pay(b4 VCIP)
X				**	%VCIP
				**	yr
Total Payroll Costs	**	**	**	**
Additional VCIP Costs				**

NOTES (2/27/2007	):	The methodology for calculating Penreco’s share changed to the percentage of tests performed on behalf of Penreco to the tests performed for the LCMC. The percentage to be used will be based on the previous calendar year total tests performed.

Schedule C/Table 4/Page 3 — Lab Operator Payroll Calculation Adjusted each Year Change in Contract

2006	2007
Actual	Forecast
**	*	*	Total Controllable Costs in **
**	*	*	Rate based on % of test performed for Penreco
**	*	*	Total Costs Allocated

EXHIBIT D
OPERATING MANPOWER COSTS
Examples of cost calculations are set forth in the accompanying spreadsheets.
SECTION 1 — LVT OPERATOR PAYROLL
LVT operator payroll is based on the sum of the fraction of operating positions for the outside operator, console operator, and top operator. Total payroll costs include costs for operating the unit, operator training, benefits and taxes. Any setups/special assignment payroll costs would be charged and collected to the LVT Unit.
These cost calculations should be reviewed annually and should be updated to reflect changes in organization or support requirements. Hourly pay, benefits, and overtime will be estimated at the start of each year. Actuals will be determined at the end of each year and costs will be adjusted retroactively.
Outside Operator
The outside operator for the LVT unit also has responsibilities for the following units: Primary Tower, HOB, #2 HDS, #2 Reformer and W-81. The percent of time spent on the LVT unit is proportional to the number of pieces of major equipment in his area.
O/O = # of pieces of equipment in LVT/# equipment in outside area
**
Console Operator
The Console operator is responsible for the board operation of all the units in the #2 Reformer progression. The amount of time spent on the LVT unit is proportional to the number of control loops.
C/O = # of controllers in LVT/# controllers in #2 Reformer area
**
Top Operator
The Top Operator has responsibility for the operation of all the units in the progression. The time the top operator spends on the LVT unit is assumed to be proportional to the number of pieces of equipment.
T/O = # of equipment in LVT/# equipment in #2 Ref area
**
Trainees
Trainees are staffed in each progression to cover sickness, vacation and other vacancies. The cost of the trainees should be allocated to the LVT unit based on the ratio of shift positions and the number of trainees required to staff the progression.
SECTION 2 — TANK FARM OPERATOR PAYROLL
Tank Farm operator payroll is based on the manpower required for the normal operation of the LVT tankage and pumps. Manpower requirements include the sum of the payroll for the operating manpower for the rundown area operator, permit operator, and top operator that are devoted to the operation of the LVT tanks. These cost calculations should be reviewed annually and should be updated to reflect changes in organization or support requirements. Hourly pay, benefits, and overtime will be estimated at the start of each year. Actuals will be determined at the end of each year and costs will be adjusted retroactively.
The Rundown and Top Operator positions are staffed around the clock. The permit operator is a 40 hr/wk position.

Tank Farm Operator Payroll is calculated as:
Tank Farm Payroll = Rundown Oper + Top Oper + Permit Oper + Trainee cost
Rundown Area Operator
The tank farm outside operator for the LVT tankage also has responsibilities for the tanks in the “Rundown” area of the tank farm. The percent of time spent on the LVT tankage is proportional to the number of tanks in the rundown area. This position is staffed around the clock.
Rundown Oper = # of LVT tanks/# tanks in Rundown area
**
Oper Payroll = Base Pay + Benefits + Overtime
Top Operator
The Top Operator has responsibility for the operation of the entire Tank Farm area. The time the top operator spends on the LVT tankage is proportional to the number of tanks.
T/O = # LVT tanks/# Tanks in the Tank Farm area
**
Oper Payroll = Base Pay + Benefits + Overtime
Permit Operator
The Permit operator is responsible for permitting mechanical work in the entire Tank Farm area. The amount of time spent on the LVT tankage is proportional to the number of tanks in the Tank Farm area. The permit operator works 40 hr/wk.
P/O = # of LVT tanks/# tanks in Tank Farm Area
**
Oper Payroll = Base Pay + Benefits + Overtime
Trainees
Trainees are staffed in each progression to cover sickness, vacation and other vacancies. The cost of the trainees should be allocated to the LVT tankage based on the ratio of shift positions and the number of trainees required to staff the progression.
LVT Tk Trainee Cost = Pay + Benefits + Payroll Taxes
SECTION 3 — AREA C SUPPORT COSTS
Costs for operating the LVT unit include the costs for supervision of the operators, process and mechanical engineering. These cost calculations should be reviewed annually and should be updated to reflect changes in organization or support requirements.

Area C Staffing
The refinery is divided into operating areas, each of which is staffed by positions such as Area Manager, Maintenance Superintendent, Maintenance Supervisors, Planners, Operations Supervisors, Lead Process Engineer, Area Process Engineers, Reliability Engineers, Instrument Tech.
Operations Supervisor
One Operations Supervisor is responsible for supervision of the operators and the unit performance in the No.2 Reformer progression. His duties include: setting priorities and scheduling maintenance work, troubleshooting unit operating and reliability problems, ensuring operator training, PSM, and environmental requirements are fulfilled.
The amount of time the Operations Supervisor devotes to the LVT unit is proportional to the number of control loops in LVT versus the control loops in the Reformer progression.
Process Engineer
The Area process engineer is responsible for monitoring and troubleshooting unit operations. His duties include: monitoring unit performance, working with the operators, Production Supt, and Operations Supervisor to optimize unit performance, maintaining PSM compliance by updating the Process Technology Packages, completing Management of Change requirements, and participating in Process Hazard reviews as necessary. He may do some small scope process design work.
Calumet must arrange for more extensive process designs to be done by the refinery central engineering group or by an outside engineering firm. Those costs are not included here, and must be arranged separately.
The amount of time the Area Process engineer devotes to the LVT unit is assumed to be proportional to the number of control loops in LVT versus his area of responsibility.
Lead Process Engineer
The Lead Process Engineer is responsible for setting technical priorities, unit performance, and catalyst selection.
The amount of time the Lead Process Engineer devotes to the LVT unit is assumed to be proportional to the number of LVT control loops, and complexity of the Reformer progression vs the total operating area of the area in which the LVT unit is located.
Reliability Engineer
The Reliability Engineer is responsible for the reliability and mechanical operation of the equipment in the Reformer area. His responsibilities include: troubleshooting equipment problems, working with operators, Maintenance Supervisor,and vendors to improve equipment performance, completing Management of Change requirements, and participating in Process Hazards Analysis as required. He may also do small scope mechanical designs.
Calumet must arrange for more extensive mechanical designs to be done by the refinery central engineering group or by an outside engineering firm. Those costs are not included here, and must be arranged separately.
The amount of time the Area Reliability engineer devotes to the LVT unit is assumed to be proportional to the number of pieces of equipment in LVT versus his area of responsibility.
SECTION 4 — AREA D SUPPORT COSTS
Costs for operating the LVT tankage and rail car loading facility include the costs for supervision of the operators, tank maintenance, process and mechanical engineering. These cost calculations should be reviewed annually and should be updated to reflect changes in organization or support requirements.

Tank/Rail Car Facility Staffing
The area in which the tank farm and raill car facility are located is staffed with positions including Area Manager, Maintenance Superintendent, Maintenance Supervisors, Planners, Operations Supervisors, Reliability Engineers, Instrument Tech, Scheduler, and Admin Support. The positions responsibilities are the same as those described in Section 3.
Operations Supervisor
Operations Supv time is proportional to the number of LVT tanks versus the total number tanks in the tank farm area. The Tank Farm progression is detailed in the following table.
Oper Supv = # LVT Tanks/# Total Tanks in Tank Farm
**
Reliability Engineers/Maintenance Superintendent
The support for LVT tankage is assumed to be proportional to the number of LVT tanks.
LVT Support = # LVT Tanks/Total # Tanks * % time to Tk FM * # people supporting LVT Facilities
SECTION 5 — FINANCE/YIELDS
The refinery Finance/Accounting group will be responsible for the contract management and tracking of the LVT unit yields, utility consumption and other costs, invoicing and payments.

EXHIBIT E
UTILITIES COSTS
Examples of cost calculations are set forth in the accompanying spreadsheets.
SECTION 1 - FUEL GAS COSTS
Fuel Gas to the LVT furnace (H-15) is measured by FI-25005. The fuel will be priced at **.
Monthly costs will be calculated as:
Fuel Gas Cost = FI-25005 Metered MSCF/Month * Monthly Avg MMBtu/SCF * $/MMBtu for **
SECTION 2 - COOLING WATER/ELECTRICITY COSTS
Electricity and cooling water are not directly measured. These costs will be calculated based on the original design usage as shown below:
LVT Unit Class A Design Data
Design fresh feed rate to the LVT unit is ** bpd.
Design electricity usage is ** kwh.
Design cooling water circulation is ** gpm.
Cooling Water
Design cooling water circulation for the LVT unit is ** gpm. Current LVT usage is so small no pumps or fans would be turned off if the LVT unit no longer ran, chemical savings is negligible. Therefore, no charges for cooling water will be made at current usage rates.
Future increased usage would be charged using the formula:
                    ( (** x $/kwh) + **) x mgpm x 60 x 24 = $/day
Electricity Costs
Annual electricity charges for the LVT unit will be calculated based design electricity usage, anticipated onstream time, and estimated electricity costs per kwh. Each month, ** of these costs will be charged to the LVT unit. At the end of the year, these costs will be adjusted retroactively to reflect the actual onstream time and actual electricity costs, as shown in bold.
Electricity cost per kwh is to be based on the total refinery electricity cost including facility charges and taxes, excluding the EEDS discount.
Per the LVT Design, design electricity usage is ** kwh/day based on a ** BPD feed rate.
Annual Electricity Costs = ** kwh * 24 hr/day * 365 day/year * onstream factor * $/kwh
Annual Electricity Costs = ** kwh/yr * onstream factor * $/kwh
SECTION 3 — NITROGEN COSTS
Nitrogen costs for the LVT unit are calculated as a percent of the total refinery nitrogen usage. The LVT usage is assumed to be proportional to the number of downtimes times the LVT EDC versus the total number of downtimes for other nitrogen users times their EDC.

An annual nitrogen cost will be calculated each year. The LVT unit will be charged ** of the annual fee each month. At the end of the year, the LVT unit costs will be adjusted retroactively to reflect actual refinery nitrogen costs and number of unit downtimes, as indicated in bold.
LVT Nitrogen Usage = LVT #Downtimes * LVT EDC/(Sum of Downtimes * EDC) * ** (to account for tank farm and waste water usage) * Refinery Nitrogen.
LVT Nitrogen Usage = ** * Refinery N2
LVT Nitrogen Usage = ** * Refinery Nitrogen
(1) Number of LVT Downtimes are from PI. 1994 numbers are annualized on 7 months of data.
(2) Other unit downtimes are from the refinery downtime schedule.
(3) **% usage is added for tank farm and waste water.

SECTION 4 — LVT HYDROGEN COSTS
LVT Hydrogen costs are the cost of hydrogen supply less the value of the hydrogen purge stream returned to the refinery hydrogen system.
Hydrogen Supply Costs to LVT Unit
Hydrogen supply costs include the cost for purchased hydrogen, based on the weighted average 3rd party cost for the refinery, excluding **, including any take or pay penalty, plus the costs for compression and compressor maintenance.
Hydrogen Supply Cost = Metered MSCF * 3rd Party $/MSCF H2
+ Take or Pay Fees
+ H2 Compression Costs
+ %LVT of Avg Comp Maint Costs
Hydrogen supply costs will be calculated monthly using the metered hydrogen flow, actual electricity prices, and estimated hydrogen price. The following month, the hydrogen cost will be corrected to reflect the actual hydrogen supply price.
Metered Hydrogen Supply to LVT
Hydrogen supply to the LVT unit is currently set and metered using orifice meter FC25017.
Monthly hydrogen supply rates will be calculated using FI-25017.
Hydrogen Price
The refinery currently obtains hydrogen from several sources. The cost of the hydrogen supplying the LVT unit is considered incremental hydrogen and is priced at the weighted average outside purchase price of all third party sources. ** is excluded since that price is not necessarily representative of an independent third party due to the multiple contractual relationship between our two companies. To cover anticipated hydrogen needs of the refinery and Excel Paralubes, a take or pay option is sometimes utilized. This cost would also be shared by the LVT operation.
Hydrogen Compression Costs
The hydrogen supplying the LVT unit is compressed from ** to ** psia using the ** stage of reciprocating compressors **. Hydrogen purity is normally **%+.
Hydrogen compression costs are calculated per MSCFD using the GPSA Engineering Data Book, Section 4, assuming a **% efficiency.
Hydrogen Compression BHP = ** BHP/MMSCFD.
Electrical Usage = (BHP/MMSCFD * ** * 100/**) * MMSCFD
Electrical Usage = (** BHP/MMSCFD * ** * 100/**) * MMSCFD
Electrical Usage = ** Kwh/MMSCFD
Hydrogen Compression Costs = ** Kwh/MSCFD * Metered MSCFD * $/Khw
Average Compressor Maintenance Costs
The percent of maintenance costs calculated for the LVT supply hydrogen stream is proportional to the total flow of hydrogen pumped by the compressors. One compressor typically runs **% loaded, the second compressor typically runs **% loaded, pumping a total of ** MMSCFD in all ** stages, based on design data.
LVT % of Compressor Maint Cost = LVT flow/Total Compressor Flow

H2 Supply Costs
Hydrogen supply costs are estimated as shown below.
H2 Supply Costs = (Metered MSCFD * H2 Price)* 365 day/yr
                                + (** Kwh/MSCFD * Metered MSCFD * $/Kwh*24)*365
                                + LVT Comp Maintenance
Hydrogen Purge Credit
A stream of hydrogen is purged from the LVT and is amine treated and sent to the refinery’s PSA system to remove light ends, before being recycled to the hydrogen makeup system. The remaining hydrogen and light ends are recovered to the fuel system. The PSA system consists of two PSA units, referred to as the New and Old PSA, and a tail gas compressor which allows the PSA to operate at lower pressure and increased efficiency. Per the design, the PSA units will operate at an average efficiency of **% with the tail gas compressor in operation.
LVT Purge Credit = Value of H2 recovered
+ Value of PSA purge to Fuel
– Operating Costs for PSA
– Capital Recovery costs (PSA, amine, compressors)
Hydrogen purge credit will be calculated monthly using the metered hydrogen purge flow, actual fuel gas price, actual electricity prices, and estimated hydrogen price. The following month, the hydrogen cost will be corrected to reflect the actual hydrogen supply price. The factors to be updated monthly are underlined in bold.
This calculation is based on design operating data for the PSA units. The PSA efficiency and flow rates used in this calculation should be reviewed after a baseline operation is established with the tail gas compressor in operation.
Metered LVT Hydrogen Purge
The LVT purge hydrogen stream is metered by **.
Value of H2 recovered
Value of H2 recovered = Metered LVT Purge H2 MSCFD * Purge %H2 * Avg PSA efficiency * Hydrogen Price $/MSCF 3rd Party H2
Value of PSA purge to Fuel
Value of PSA purge to Fuel
= (LVT Purge MSCFD * % H2 * ** * Btu/scf
+ LVT Purge MSCFD * %HC * Btu/scf)*$/BTU Purch Fuel Gas
Operating Costs for PSA
PSA treating costs are calculated as the average PSA operating costs, average adsorbent costs, plus tail gas compressor costs, proportional to the LVT flow vs the total flow through the combined PSA units.
PSA Costs = Avg Maint/Op costs
+ Avg Adsorbent Costs
+ Tail Gas compression costs
LVT PSA Costs = LVT purge flow/Total PSA Flow * PSA Costs

Avg Maintenance/Op Costs
Normal maintenance costs are for valve maintenance, troubleshooting, and normal preventive maintenance.
Tail Gas Compression Costs
Tail gas compression costs are based on the design horsepower data and PSA flows.
Capital Recovery
No Capital Recovery fee is charged to the JV since the value of the LVT facilities are donated as part of the agreement.
SECTION 5 — VOLUME GAIN CREDIT
Through the reactions occurring in the LVT process, the volume of product produced is greater than the volume of feed. The volume gain is the increased liquid produced above the feed volume (100.00 LV %) by reducing the aromatics and producing saturated (paraffin and cyclic) hydrocarbons that results in reduced density (increased API) of the treated liquids.
Per the LVT Feedstock Agreement, Calumet will purchase the LVT products produced. To account for the volume gain, a credit will be calculated monthly based on actual hydrogen consumption, theoretical volume gain, and the feedstock prices specified in the LVT Feedstock Agreement.
Volume Gain Credit will be calculated as:
Actual Hydrogen Consumption SCF * Volume Gain Gal/SCF * $/Gal Feedstock
The factors underlined in bold will be updated monthly.
For example, volume gain credit is calculated to be:
** SCF/yr * **/SCF * $**/gal = $**/year
Hydrogen Consumption
Actual hydrogen consumption will be calculated monthly using the flow rates of PSA hydrogen to the LVT unit less the amount of LVT purge hydrogen using the meters specified in Section 4. The LVT purge hydrogen stream is **% hydrogen, based on 1996 data.
H2 Consumption = (Metered PSA H2 MSCF — Metered LVT Purge MSCF * H2% in purge H2 stream)
Volume Gain Calculation
Since it is infeasible to calculate the actual volume gain due to meter accuracy, a theoretical volume gain will be used. The calculation shown below is based on the information from the catalyst vendor data and engineering calculations.
This is a procedure to account for weight and volume gain produced by the chemical hydrogen consumption. The weight gain is produced by the amount of chemical hydrogen that is above the feed weight (100.00 WT %). The volume gain is the increased liquid produced above the feed volume (100.00 LV %) by reducing the aromatics and producing saturated (paraffin and cyclic) hydrocarbons that results in reduced density (increased API) of the treated liquids.
This procedure requires a consistent set of feed and product gravities from a representative material balance.

EXAMPLE
I. Calculate Weight Gain

1 lb. H2	=	** SCF / MW = **/**

	=	** SCF H2

	=	** M SCF H2

1 lb. Molex Feed	=	** gal/bbl / feed density

	=	** gal/bbl / ** lb/bbl

	=	** gal/lb. of Molex

Therefore,

1 lb. H2	=	** gal of Molex
or
1 M SCF H2	=	** gal / ** M SCF/lb. H2

	=	** gal Molex Feed
II.Calculate Volume Gain

	BPSD	LBS/BBL
Feed	**	**(1)

Products:
Stripped Overhead	**	**
LVT-200	**	**

Average	**	**(1)

Fraction Volume Gain	=	Feed Density/Product Density

	=	** / **

	=	**

Volume Gain Based on Feed:
	=	** gal gain/gal feed

Therefore,

@ ** SCF/BBL(1) chemical consumption (** SCF/gal)

1 M SCF H2	=	product volume gain/gal feed/hydrogen consumption/gal feed

1 M SCF H2	=	**/** SCF/gal x 1000 SCF/MSCF

1 M SCF H2	=	** gal Molex feed

Note:
(1) Bold = 3 pieces of data on hydrogen consumption and density are based on process design and calculations from known properties and reactions of aromatic components in LVT feedstock boiling range; and as supported by ConocoPhillips pilot plant data and UCI pilot plant data.
III. Value of Gain

1 M SCF H2	=	Weight gain + Volume gain

	=	** + **

	=	** gal Molex
IV. Calculated Volume Gain

Design hydrogen consumption is ** SCF/BBL of feed or ** SCF/gal of feed.

1 SCF H2 creates ** gallons of liquid from weight gain and lower density.

Percent volume expansion	=	H2 consumption x volume expansion
factor x 100

	=	** SCF/gal x ** x 100

Calculated Volume Gain	=	**%
Summary
1 gallon feed + ** SCF H2                          =           ** gallon product
V. Total Volume Gain
During normal operation and shutdown, liquid is lost to the flare or sewer.
Allowance for unaccounted physical loss is assumed to be ** %.
Net Volume Gain           =           ** — **           =           ** %
Therefore, net volume gain is calculated to be ** gal/SCF of Hydrogen consumption.
SECTION 6 — METER CALIBRATION PROCEDURE
The costs described in Section 4 and Section 5 are based on the fuel gas meter, PSA hydrogen meter, and LVT purge hydrogen meter. Meter calibration and adjustments to cost calculations for flow measurement inaccuracies will be per standard industry practice.
ConocoPhillips will maintain the meters described above. Any expenses will be paid by Calumet.
ConocoPhillips will keep the meters accurate and in repair and will test as appropriate. ConocoPhillips will give advance notice before the time of each test so that Calumet , if it elects, may have a representative present to witness the test. Calumet will have the right to challenge the accuracy of the meters, and when challenged, the meters will be tested and repaired as necessary.
Any of the meters found on test to register not more than 3% high or low will be deemed to be correct as to past measurements but will be corrected to read accurately in the future. If any tested meter proves to be more than 3% high or low, adjustment will be made by applying the percentage of error to the calculated volume of product delivered during the period the meter was reading inaccurately; up to a maximum of 180 days prior to the test date. If the period for which the meter was reading inaccurately cannot be determined, then the percentage of error will be applied to the volume delivered for one-half the elapsed time since the date of the last meter calibration, up to 180 days.
Each party shall have the right to install a check meter, at their own expense, near the delivery point. If a check meter is installed, then in the event of a failure of the normal meter to read accurately, the check meter will be used to calculate the volumes delivered.
If the transfer meter is out for repairs, is being tested, or becomes inoperable and a check meter has not been installed, then the volume of product delivered will be determined by the best data available, using most feasible method:
(1) Simply correcting the error, if the percentage of error is ascertainable by calibration test, or mathematical calculation.
(2) Determining the volumes delivered by reference to deliveries during the most similar period preceding the period when the meter read accurately.
SECTION 7 - LVT CATALYST COSTS
ConocoPhillips and contract maintenance costs will be charged directly to the unit via the ** system. Any setup maintenance supervisor time would also be charged directly to Unit 25.

EXHIBIT F
LOADING FACILITIES CHARGES
Costs shown in bold italics are estimated annual costs be charged monthly.
Cost factors shown in bold will be updated annually.
Loading facility charges include costs for operator payroll for rail car loading, rail rack maintenance, and truck rack maintenance. These cost calculations should be reviewed annually and should be updated to reflect changes in organization or support requirements. Hourly pay, benefits, and overtime will be estimated at the start of each year. Actuals will be determined at the end of each year and costs will be adjusted retroactively. Additionally, at the end of each year the charges will be corrected to reflect percent usage of the truck rack facility, and actual truck rack and rail rack maintenance expenditures.
Loader
The loader is responsible for loading rail cars of Solvents and other refinery products. This position is staffed 7 days a week, days only. Solvents cars require twice the loading time of other products.
Base Oper Payroll = #Oper Positions x $/hr x 2080 hr/yr,plus benefits and overtime.
Loader Payroll = (#Solvents Cars *2)/(#Solvents Cars * 2 + # Other Cars) * Base Payroll
Truck Rack Maintenance Costs:
At cost, based on Calumet’s pro rata use.
Loading Rack Maintenance Costs
Maintenance and operating costs for the rail rack will be shared between ConocoPhillips and Calumet based on the number of rail cars loaded. Initially, rail rack maintenance will be an estimated annual cost to be charged monthly.
Costs will be collected to a specific charge number to obtain an accurate account of actual costs. If this proves effective, rail rack maintenance costs would be calculated as:
LVT Rail Rack Costs = # LVT Cars/# Total Cars * Rail Rack Maintenance Costs
        + Maintenance Benefits
        + Payroll Taxes
LVT Rail Rack Costs = # LVT Cars/# Total Cars * Rail Rack Maintenance Costs
         + Rail Maintenance/Total Tk Fm Maintenance * Maint Benefits
         + % Payroll Taxes * ConocoPhillips Maintenance Labor

EXHIBIT G
MAINTENANCE COSTS
Costs shown in bold italics are estimated annual costs be charged monthly.
Cost factors shown in bold will be updated annually.
Cost factors shown in bold underlined will be updated monthly.
Costs shown in normal italics are for estimating purposes only.
Maintenance Costs
All maintenance and repairs will be billed at actual cost. Total maintenance costs include ConocoPhillips and contract materials, labor, supplies, and equipment rental associated with routine maintenance, turnaround work, and unit operation. These costs are currently reported in the refinery’s ** and ** accounting systems. ConocoPhillips labor charges will include payroll costs, benefits, and taxes for craftsmen, setup supervisors and setup operators working in the LVT facilities.
LVT Unit Maintenance and Turnaround Charges
Charges for routine maintenance, turnaround, and normal costs for unit operation for the LVT Unit are directed to Unit 25. The maintenance benefits for ConocoPhillips craftsmen performing work in the LVT unit are charged to Unit 25 and will be included in the maintenance costs. Payroll taxes will be calculated based on maintenance labor.
Setup operators are normally required to follow major turnaround work. This time is not included in the calculated operator payroll costs shown in Exhibit D. Setup operator pay and benefits will be charged to Unit 25. Operator payroll taxes will be calculated based on operator labor and benefits.

LVT Unit Maintenance Costs	=	Unit 25 Charges (including maintenance benefits)
+ Maintenance Payroll Taxes
+ Setup Operator Payroll Taxes

LVT Unit Maintenance Costs	=	Unit 25 Charges (including maintenance and operator benefits)
+ % Payroll Taxes * ConocoPhillips Maintenance Labor
+ % Payroll Taxes * Setup Operator Labor
LVT Tank Farm Charges
Charges for LVT tankage and pumping will be segregated to dedicated charge numbers. LVT tankage refers the the tanks, pumps, piping, and instrumentation equipment in LVT service.
LVT Tankage Maintenance
Maintenance involving LVT Tankage and pumps for typical LVT tanks (**, **, **, **, **) and any other tank in LVT service will be charged to unit number **. All of these costs will be billed to the JV. Any setup supervisor and setup operator payroll will be charged to the same charge number.

LVT Tankage Maintenance	=	LVT Tk Maintenance Charges
+ Maintenance Benefits and Payroll Taxes
+ Setup Operator Payroll, benefits, and payroll taxes
LVT Tankage Maintenance costs are calculated as:

= LVT Tk Maintenance Charges
+ LVT Tk ConocoPhillips Maintenance Labor Benefits
+ % Payroll Taxes * ConocoPhillips Maintenance Labor
+ Setup Operator Payroll (if any)
+ Setup Operator Benefits
+% Payroll Taxes * Setup Operator Pay